EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION TO BUY BACK SHARES UNDER PREVIOUSLY
AUTHORIZED STOCK REPURCHASE PLAN; RECEIVES NASDAQ LETTER

ATLANTA, Georgia, September 18, 2009 - Atlantic American Corporation (Nasdaq- AAME) today announced that as part of its previously authorized share repurchase program, management has approved the recommencement of open-market share repurchases under its share repurchase plan. Under current Board of Directors authorizations, the Company has the ability, and currently intends, to repurchase up to approximately 500,000 of its common shares. Such repurchases will be made in accordance with applicable securities laws and other requirements.

“The recommencement of share repurchases underscores management’s confidence in the fundamentals of our business, the prospects for continued improvement in our financial performance and the perceived disparity between the trading value and book value of our common stock,” said Hilton Howell, Chairman, President and Chief Executive Officer.

Separately, the Company announced that on September 15, 2009, it received from The Nasdaq Stock Market (“Nasdaq”) Listing Qualifications Department a Deficiency Letter, indicating that the Company was not in compliance with the minimum $1.00 bid price requirement for the continued listing of its common stock on The Nasdaq Global Market, as set forth in Nasdaq Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”), because the price of the Company’s common stock did not close at or above the minimum closing bid price of $1.00 per share for a period of 30 consecutive business days. In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days, or until March 15, 2010, to regain compliance with such requirement.

If at any time before March 15, 2010, the bid price per share of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company in writing that the Company has achieved compliance with the Minimum Bid Price Rule. If the Company does not regain compliance with the Minimum Bid Price Rule by March 15, 2010, the letter indicates that Nasdaq will notify the Company that the Company’s common stock will be delisted from The Nasdaq Stock Market. At such time, the Company may appeal Nasdaq’s determination to delist the Company’s common stock to a Listings Qualification Panel. Alternatively, in the event that such a delisting determination is based solely on non-compliance with the Minimum Bid Price Rule, the Company may elect to transfer the listing of its common stock to The Nasdaq Capital Market provided that the Company satisfies all criteria for initial listing on such market as set forth in Nasdaq Marketplace Rule 5505, other than compliance with the Minimum Bid Price Rule.

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for information regarding historical facts contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501